Exhibit 99.1

Trovagene’s Urine-Based HPV Assay to Be Featured in Presentation at the 13th Annual Cervical Cancer Conference and HPV Consortium in Beijing

Presentation to include results from PREDICTORS 4 study showing high sensitivity and potential for non-invasive test to be made available to millions of women who are unscreened for cervical cancer risk

SAN DIEGO — April 23, 2015— Trovagene, Inc., (NASDAQ:  TROV) a developer of cell-free molecular diagnostics, announced today that study investigator, John Cuzick, Ph.D., will present clinical results from the PREDICTORS 4 study featuring the Company’s urine-based HPV assay and its ability to determine high risk HPV types in women using non-invasive urine samples.  The study results will be presented during the Keynote Lecture for the Preventive Research Session at the National Cervical Cancer Consortium and Symposium of HPV Vaccine and Cervical Cancer Prevention’s 13th Annual Meeting in Beijing. Dr. Cuzick, director of the Wolfson Institute of Preventive Medicine at Queen Mary University of London, will present the study results at 1:30 p.m. CST on April 25.

Within the PREDICTORS 4 study, urine and cervical samples were collected from 501 women, and data from this large patient subset demonstrated that sensitivity with Trovagene’s HPV assay for cervical samples was comparable to established cervical screening tests. Sensitivity for urine samples was 91.4% for CIN Grade 3+ and 89.0% for CIN Grade 2+.  Furthermore, detection of high risk HPV in urine was not different from cervical samples for all age groups of women in the study (18-29 yrs, 30-39 yrs and 40-69 yrs).

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission.

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Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina	Ian Stone
Investor Relations	Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com